EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
May 14, 2004

Global Med Technologies®, Inc. Reports Positive
Cash Flows from Operations for the Quarter

Denver, CO - Global Med Technologies(R), Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) announced for the three months ended March 31, 2004 positive cash flows from operations for the quarter.

For the three months ended March 31, 2004 and 2003, Global Med reported positive cash flows from operations of $6,000 and $84,000, respectively. The cash flows from operations during the three months ended March 31, 2004 consisted primarily of the net loss of $448,000, of which $150,000 represented interest to a related party, net of non-cash changes that provided $22,000, and changes in operating assets and liabilities that provided $432,000.

Global Med’s President and Chief Operating Officer, Mr. Thomas F. Marcinek, commenting on the quarterly results, stated that, “During the first quarter ended March 31, 2004, the Company recognized its first international sale to a country in sub-Saharan Africa. We believe the Company has abundant opportunities for future international sales in our efforts to help underdeveloped countries upgrade their blood supply. During the quarter ended March 31, 2004 and during nine of the past eleven quarters, the Company has had positive cash flow from operations.”

The following tables provide certain details related to the Company’s operations for the three months ended March 31, 2004 and 2003:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB – news)
Selected Quarterly Results
In (000s)
(Unaudited)

	March 31, 2004	March 31, 2003
Revenues	$ 1,353	$ 1,527
Cost of revenues	$ 563	$ 573
Operating expenses	$ 1,100	$ 1,117

Loss from operations	$ (310)	$ (163)

Net loss	$ (448)	$ (346)

Cash flows provided
by operations	$ 6	$ 84

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter ended March 31, 2004 are not necessarily indicative of the results that may be expected for any other future period.

*Patent Pending